Exhibit 5.2

[Sulloway & Hollis Letterhead appears here]

REPLY TO: CAPITAL OFFICE

Fax number: (603) 226-2405

rcanderson@sulloway.com

January 23, 2009

American Bar Association Members/

State Street Collective Trust

20 Trafalgar Square, Suite 449

Nashua, NH 03063

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 (the “Registration Statement”), of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), as filed on November 26, 2008 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the offering of units of beneficial interest with an aggregate offering price of up to three hundred million dollars ($300,000,000) (the “Units”) in the Collective Trust, we have been requested as special New Hampshire counsel to the Collective Trust to furnish our opinion as to the legality of the Units registered pursuant to the Registration Statement.

For purposes of rendering this opinion, we have examined (i) the Amended and Restated Declaration of Trust of the Collective Trust dated December 5, 1991, as amended as of July 31, 1995 as further amended as of July 15, 2002, and as further amended as of December 1, 2004 (the “Trust Declaration”); (ii) (a) the Eighth Amended and Restated Fund Declaration of Balanced Fund dated as of July 1, 2004, (b) the Fifth Amended and Restated Fund Declaration of Large-Cap Value Equity Fund dated as of April 1, 2003, (c) the Eighth Amended and Restated Fund Declaration of Large-Cap Growth Equity Fund dated as of March 1, 2006, (d) the Sixth Amended and Restated Fund Declaration of Index Equity Fund dated as of April 1, 2003, (e) the Ninth Amended and Restated Fund Declaration of Small-Cap Equity Fund dated as of July 1, 2005, (f) the Seventh Amended and Restated Fund Declaration of International Equity Fund effective as of April 30, 2007, (g) the First Amended and Restated Fund Declaration of Mid-Cap Growth Equity Fund dated as of April 1, 2003, (h) the Second Amended and Restated Fund Declaration of Mid-Cap Value Equity Fund effective November 1, 2006, (i) the Seventh Amended Fund Declaration of Stable Asset Return Fund effective as of January 23, 2009, (j) the Fifth Amended and Restated Fund Declaration of Intermediate Bond Fund, dated as of April 1, 2003, (k) the Amendment to Fund Declarations dated as of December 1, 2004, (l) the Amendment to Fund Declarations dated February 17,

CAPITAL OFFICE 9 Capitol Street P.O. Box 1256 Concord, NH 03302 Tel: 603-224-2341	NEW LONDON OFFICE 228 Main Street New London, NH 03257 Tel: 603-526-7227	PORTLAND OFFICE 121 Middle Street P.O. Box 7240 Portland, ME 04112 Tel: 207-253-5141	GORHAM OFFICE 30 Exchange Street P.O. Box 335 Gorham, NH 03581 Tel: 603-466-5946

Celebrating More Than 150 Years of Service to Clients and Community

American Bar Association Members/

State Street Collective Trust

January 23, 2009

2005, (m) the Amendment to Fund Declarations dated January 24, 2006, (n) the First Amended and Restated Fund Declaration of Retirement Date Funds, effective as of May 1, 2007, (o) the Amendment to Fund Declarations effective as of August 1, 2006, and (p) the Fund Declaration establishing Bond Index Fund, Large-Cap Index Equity Fund, Mid-Cap Index Equity Fund, Small-Cap Index Equity Fund and International Index Equity Fund effective as of February 2, 2009, and (q) the Amendment to Fund Declarations effective as of February 2, 2009 (collectively, the “Fund Declarations”); and (iii) such other documents, records and certificates as we have deemed necessary or appropriate to render the opinion expressed below.

We have assumed the genuineness of all signatures and the authenticity and completeness of all items submitted to us as originals, the conformity with originals and the completeness of all items submitted to us as copies, and the legal capacity of all natural persons. With respect to documents executed by ABA Retirement Funds (formerly named American Bar Retirement Association), we have assumed that such entity has the power to enter into and perform its obligations thereunder, and we have assumed the due authorization by such entity of all requisite action and the due execution and delivery of such documents by such entity.

We assume for purposes of this opinion that the notices required under Sections 3.01 and 3.03(a) of the Trust Declaration have been duly given in connection with the establishment of Funds and all amendments to the Fund Declarations. We are attorneys admitted to practice in the State of New Hampshire. We express no opinion herein concerning the laws of any jurisdictions other than the laws of the State of New Hampshire.

Based upon and subject to the foregoing, we are of the opinion that, under the laws of the State of New Hampshire, which since December 1, 2004 has been the state law applicable to the Collective Trust (the trustee of the Collective Trust effective as of that date being State Street Bank and Trust Company of New Hampshire, a trust company organized under the law of the State of New Hampshire), the Units, when issued in accordance with the terms of the Prospectus contained in the Registration Statement, as in effect at the time of issuance, will be legally issued, fully paid and non-assessable by the trustee of the Collective Trust.

Without limiting the foregoing opinion, we note that we have not assisted with or participated in the preparation of the Registration Statement or the Prospectus and, therefore, are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of any of the statements contained in the Registration Statement or the Prospectus or in any of the documents contained in the Registration Statement or incorporated therein by reference, and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness

American Bar Association Members/

State Street Collective Trust

January 23, 2009

of the financial statements or notes thereto, financial schedules and other financial and statistical data included in the Registration Statement and the Prospectus, and we have not examined the accounting, financial or statistical records from which such statements and notes, schedules and data are derived.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In addition, we understand that Sidley Austin LLP intends to rely on this opinion in rendering an opinion to the Collective Trust in connection with the Registration Statement and we hereby consent to such reliance.

Very truly yours,

/s/ Sulloway & Hollis, P.L.L.C.
Sulloway & Hollis, P.L.L.C.

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